Exhibit 99.1

Sorrento Therapeutics Announced FDA Authorization of IND to
Commence Clinical Trial of RTX in Intractable Cancer Pain

SAN DIEGO, June 29 2017 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE, “Sorrento”), announced today that the U.S. Food and Drug Administration (FDA) has authorized the Company’s Investigational New Drug Application (IND) for Resiniferatoxin (RTX), a non-opioid, TRPV1 agonist that selectively targets afferent nerve activation involved in chronic pain states. Sorrento intends to promptly initiate a multicenter, Phase 1b clinical trial of RTX administered by epidural injection for the treatment of intractable pain associated with cancer. RTX has been granted FDA Orphan Drug Status for pain associated with end stage disease.

“Given its unique mechanism of action, we view RTX as a franchise molecule, uniquely positioned to halt the neurogenic inflammation cycle in a number of clinical indications. Our intention is to commence our clinical path in cancer since more than 80% of cancer patients experience uncontrolled pain during their disease and 20% of these patients remain unresponsive or intolerant to mainstay, opioid therapy[i]. We are confident in RTX providing meaningful relief to these patients given previous pre-clinical and clinical findings demonstrating that a single injection of RTX could safely and effectively reduce severe pain as well as the use of concomitant analgesics. " said Dr. Henry Ji, President and Chief Executive Officer of Sorrento Therapeutics, Inc.

RTX has been extensively tested in animals and is currently the subject of a Phase I clinical trial at the National Institute of Health (NIH) under a Cooperative Research and Development Agreement (CRADA). To date, 12 patients with terminal cancer pain have been treated.  When injected intrathecally, RTX has been shown to directly interact with nerve cells expressing TRPV1 receptors without affecting normal sensation (touch and vibration sense) or muscle function. Preliminary results from the NIH trial demonstrate that a single injection of RTX was well tolerated at the dose levels tested and provided clinically meaningful reductions in pain and a reduced dependence on opioids. In contrast to opioids, RTX treatment did not result in systemic adverse events such as cognitive impairment, sedation or respiratory depression, and enabled patients to increase their activity levels.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for immuno-oncology, inflammation and autoimmune diseases. Sorrento's lead product candidates include immunotherapies focused on the treatment of both solid tumors and hematological malignancies, as well as late stage pain products.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the outcome of the data from a clinical trial for RTX, and Scintilla’s prospects, Sorrento's M&A strategy and Sorrento's ability to accelerate the development of its lead programs, particularly in oncology, in the clinic.  Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to that RTX may not meet all endpoints of the clinical study, that the data may not support an NDA submission and other risks that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2016, as amended. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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© 2017 Sorrento Therapeutics, Inc.  All Rights Reserved.

 SOURCE Sorrento Therapeutics, Inc.

Contacts:

Henry Ji, Ph.D.
President & Chief Executive Officer
Tel: (858) 668-6923
hji@sorrentotherapeutics.com

Miranda Toledano

Executive Vice President, Corporate Development

Tel: (858) 210-3700

mtoledano@sorrentotherapeutics.com

i Currow DC et al. Defining refractory pain in cancer for clinicians and researchers. J Palliat Med 2012; 15(1):5-6.